Exhibit 99.1

ORCHARD APPOINTS NATHAN FONG AS CHIEF FINANCIAL OFFICER

New York, NY (February 20, 2008) – The Orchard (NASDAQ: ORCD), a global leader in digital music and entertainment, today announced the appointment of Nathan Fong as its Chief Financial Officer. The Orchard also announced the resignation of Cliff Haigler, who has been serving as interim Chief Financial Officer since September, 2007.

Most recently, Mr. Fong served as Chief Financial Officer for In-Demand Networks. In the last five years he has served as Divisional Vice President of Finance and Administration for Twentieth Century Fox International, Senior Vice President, Chief Financial Officer, for Discovery Communications, Inc. and Chief Financial Officer, Rodale International, Rodale, Inc. Mr. Fong is a Certified Public Accountant.

“Nathan has an impressive track record as a media executive and brings a strong technical finance and accounting skill set to our company. We have spent considerable time finding the right person to fill this critical role and are pleased that Nathan has agreed to join us,” said Greg Scholl, President and Chief Executive Officer of The Orchard.

“I am pleased to join The Orchard during this exciting period of its growth, and am enthusiastic about the company’s prospects,” said Mr. Fong.

To receive regular updates on The Orchard, please visit http://investor.dmgi.com/phoenix.zhtml?c=194343&p=irol-IRHome

About The Orchard
The Orchard (NASDAQ: ORCD) controls and globally distributes more than one million songs and over 4,000 hours of video programming through hundreds of digital stores (e.g. iTunes, eMusic, Google, Netflix) and mobile carriers (e.g. Verizon, Vodafone, Bell Canada, Moderati, 3). With operations in 28 countries, The Orchard drives sales for its label, retailer, brand, and agency clients through innovative marketing and promotional campaigns; brand entertainment programs; and film, advertising, gaming and television licensing. A pioneer in digital music and media services, The Orchard fosters creativity and independence.

The Orchard is a registered trademark and The Orchard logo is a service mark of Orchard Enterprises NY, Inc. All Rights Reserved.

Press Contact
USA
Axis Marketing/PR
Sarah Miller, +1-310-276-2220
smiller@axismarketingpr.com
or
Europe
Simon Lait, + 44 (0)1832 720 292
m. + 44 (0)7785 596 593
simon@theorchard.com

Investor Relations Contact
IR@theorchard.com